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                                                                   EXHIBIT 10.8



                                  MP3.COM, INC.
                                 P.O. Box 910091
                               San Diego, CA 92191



April 23, 1999


Paul Alofs
1334 South El Molino Avenue
Pasadena, CA  91106


RE:        EMPLOYMENT TERMS

Dear Paul:

MP3.com, Inc., a Delaware corporation, (the "Company") is pleased to offer you the position of President of Strategic Business Units, on the following terms.

You will serve as President of Strategic Business Units, and will be responsible for such duties as are normally associated with such positions or as otherwise determined by the President of the Company, including, but not limited to, responsibility in the areas of SBU's, internal operations, profit/loss management, artist services, international operations strategy and fulfillment operations. You will report to Robin Richards, the President and Chief Operating Officer of the Company. You will work at our facility located in San Diego.

Your salary will be $16,666.67 per month, less payroll deductions and all required withholdings. Your salary will be paid bi-weekly. You shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its employees generally or its executive officers generally. You will be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays to the extent applicable generally to other executive officers of the Company. Details about these benefits will be provided in an Employee Handbook and in Summary Plan Descriptions, which will be prepared by the Company and made available for your review in due course.

In addition to your salary, so long as you continue to be employed with the Company, the Company will reimburse you for general living expenses, including, without limitation, rent and utilities, not to exceed $2,250 per month, for a period of twelve (12) months in connection with your relocation to San Diego; provided, however, that you will be required to submit proper documentation to the satisfaction of the President of the Company in order to qualify for such reimbursement.

Upon commencement of employment with the Company pursuant to this letter (the "Commencement Date"), you will be granted an Incentive Stock Option to purchase 330,000




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shares of the Common Stock of the Company under the Company's 1998 Equity
Incentive Plan (the "Plan"). The exercise price per share of the Incentive Stock Option will be equal to the fair market value of the Common Stock on the date you commence your employment with the Company, as determined in good faith by the Company's Board of Directors. The current fair market value of the Common Stock of the Company is estimated to be approximately $1.00 per share. The Company intends to grant the Incentive Stock Option to you in reliance upon the exemption provided by Rule 701 under the Securities Act of 1933, as amended. However, as you know, the Company cannot guarantee the availability of such exemption.

The shares of Common Stock subject to your Incentive Stock Option will be subject to vesting over four years so long as you continue to be employed with the Company, according to the following schedule: sixty-six thousand (66,000) of such shares will vest as of the earlier of (i) the effective date of the Company's first firm commitment underwritten public offering of its Common Stock registered under the Securities Act or (ii) the one-year anniversary of the Commencement Date (either (i) or (ii), as applicable, being the "Initial Vesting Date"); an additional five thousand five hundred (5,500) shares shall vest at the end of each month following the Initial Vesting Date.

The specific terms and conditions of your Incentive Stock Option will be set forth in an Incentive Stock Option Agreement between you and the Company. Such agreement shall be in substantially the form approved by the Board of Directors of the Company for use with the Plan, modified as necessary to appropriately reflect the provisions outlined above, and will be executed after you commence your employment with the Company pursuant to this letter.

As a Company employee, you will be expected to abide by Company rules and regulations, and acknowledge in writing that you have read the Company's Employee Handbook (once it has been made available to you). As a condition of employment, you will be required to sign and comply with a Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it to me as soon as possible if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to commence your employment with us as soon as practicable.



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We look forward to your favorable reply and to a productive and enjoyable work relationship.


Sincerely,

MP3.COM, INC.


By: /s/  Robin Richards
   ---------------------------------


Name:  Robin Richards
     -------------------------------


Title:  President
      ------------------------------


ACCEPTED BY:


         /s/ Paul Alofs
------------------------------------
           Paul Alofs


           April 27, 1999
------------------------------------
                Date




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                                    EXHIBIT A

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT